Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 457,086,052.80	0.0001531	$ 69,979.87
Fees Previously Paid
	Total Transaction Valuation:	$ 457,086,052.80
	Total Fees Due for Filing:			$ 69,979.87
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 69,979.87
	Net Fee Due:			$ 0.00
Offering Note
[1]	(a) Aggregate number of securities to which transaction applies: As of September 10, 2025, the maximum number of shares of common stock of WideOpenWest, Inc. (the "Company") to which this transaction applies is estimated to be 87,901,164, which consists of (1) 85,709,412 shares of common stock entitled to receive the per share merger consideration of $5.20 per share (including shares of common stock underlying certain outstanding restricted stock unit awards that are expected to convert into shares of common stock prior to or as of the closing of the transaction) or are otherwise being acquired; and (2) 2,191,752 shares of common stock underlying certain outstanding performance stock unit awards that are expected to convert into shares of common stock prior to or as of the closing of the transaction, which are entitled to receive the per share merger consideration of $5.20 per share. (b) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of September 10, 2025, the underlying value of the transaction was calculated based on the sum of (1) the product of 85,709,412 shares of common stock and the per share merger consideration of $5.20 per share; and (2) the product of 2,191,752 shares of common stock underlying certain outstanding performance stock unit awards that are expected to convert into shares of common stock prior to or as of the closing of the transaction and $5.20.

Table 2: Fee Offset Claims and Sources	☐Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims			Schedule 14A	001-38101	09/17/2025		$ 69,979.87
Fee Offset Sources	1	WideOpenWest, Inc.	Schedule 14A	001-38101		09/17/2025		$ 69,979.87
Offset Note
[1]	The Company previously paid $69,979.87 upon the filing of its Preliminary Proxy Statement on Schedule 14A on September 17, 2025 in connection with the transaction reported hereby.